Exhibit 99.1

The Middleby Corporation Reports First Quarter Results

ELGIN, Ill.--(BUSINESS WIRE)--May 10, 2022--The Middleby Corporation (NASDAQ: MIDD), a leading worldwide manufacturer of equipment for the commercial foodservice, food processing, and residential kitchen industries, today reported net earnings for the 2022 first quarter of $85.8 million or $1.52 diluted earnings per share on net sales of $994.7 million. Adjusted net earnings were $116.3 million or $2.13 adjusted diluted earnings per share. A full reconciliation between GAAP and non-GAAP measures is provided at the end of the press release.

“We started 2022 with another record for quarterly sales and earnings. And, our profitability remained strong, despite continuing inflationary pressures and increasing supply chain challenges. Over the past several quarters we have demonstrated strength in addressing tough circumstances and discipline in managing margins. While in the near term, the challenges are significant, we believe our results will continue to improve in the back half of 2022 and into 2023," said Tim FitzGerald, CEO of the Middleby Corporation.

“The underlying fundamentals of our business remain strong. In addition, customers seeking innovations around connectivity, IoT, and automated solutions are helping to drive demand across our three industry-leading segments,” Mr. FitzGerald continues.

“As our record backlog continues to grow, we remain heavily focused on meeting customer demand and attacking operational challenges by proactively managing our supply chain to limit disruptions. We continue to make investments in inventory, people, fabrication equipment, and facilities, in a concerted effort to improve efficiencies, capacities, and our pipeline of developing business opportunities.”

2022 First Quarter Financial Results

  Net sales increased 31.2% in the first quarter over the comparative prior year period. Excluding the impacts of acquisitions and foreign exchange rates, sales increased 11.7% in the first quarter over the comparative prior year period, reflecting improvements in market conditions and consumer demand since the initial impact of COVID-19.
  Organic net sales (a non-GAAP measure) increases were reported for all segments due to improvements in market conditions and consumer demand in the first quarter of 2022. A reconciliation of reported net sales by segment is as follows:
	Commercial Foodservice	Residential Kitchen	Food Processing	Total Company
Reported Net Sales Growth	13.0%	101.4%	6.6%	31.2%
Acquisitions	3.0%	86.6%	—%	20.7%
Foreign Exchange Rates	(1.0)%	(1.3)%	(1.8)%	(1.2)%
Organic Net Sales Growth (1) (2)	10.9%	16.1%	8.4%	11.7%

(1) Organic net sales growth defined as total sales growth excluding impact of acquisitions and foreign exchange rates
(2) Totals may be impacted by rounding
  Adjusted EBITDA (a non-GAAP measure) was $197.3 million, in the first quarter of 2022 due to the impact of higher sales volumes and profitability initiatives. A reconciliation of organic adjusted EBITDA (a non-GAAP measure) by segment is as follows:

	Commercial Foodservice	Residential Kitchen	Food Processing	Total Company
Adjusted EBITDA	24.0%	18.6%	19.4%	19.8%
Acquisitions	(0.2)%	(3.3)%	—%	(1.0)%
Foreign Exchange Rates	—%	(0.1)%	—%	(0.1)%
Organic Adjusted EBITDA (1) (2)	24.1%	21.9%	19.4%	20.8%

(1) Organic Adjusted EBITDA defined as Adjusted EBITDA excluding impact of acquisitions and foreign exchange rates.
(2) Totals may be impacted by rounding
  Operating cash flows during the first quarter amounted to a deficit of $15.3 million in comparison to cash inflows of $59.7 million in the prior year period. The cash flow deficit was impacted by seasonality of acquired businesses, as well as supply chain and inflation impacts on inventory. The total leverage ratio per our credit agreements was 3.1x. The trailing twelve month bank agreement pro-forma EBITDA was $826.5 million.
  Cash balances at the end of the quarter were $146.7 million. Net debt, defined as debt excluding the unamortized discount associated with the Convertible Notes less cash, at the end of the 2022 fiscal first quarter amounted to $2.5 billion as compared to $2.3 billion at the end of fiscal 2021. Additionally, our current borrowing availability is approximately $2.0 billion.

“While the economic and geopolitical environment present growing challenges, we continue to drive our long-term growth strategy of innovation and acquisition. Notwithstanding the current market dynamics, the outlook for our customers is positive across our segments. Strong customer demand and our backlog, along with our innovative solutions, set the backdrop for achieving our profitability goals and prolonged growth," concluded Mr. FitzGerald.

Conference Call

A conference call will be held at 10 a.m. Central Time on Tuesday, May 10 and can be accessed through the Investor Relations section of middleby.com. If online access is not available, participants can join the call by dialing (888) 391-6937 or (315) 625-3077 and providing conference code 6179655#. A replay of the conference call will be available two hours after the conclusion of the call by dialing (855) 859-2056 and entering conference code 6179655#. To access the supplemental presentation, visit the Investor Relations page at middleby.com.

Statements in this press release or otherwise attributable to the company regarding the company's business which are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the company's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the company's SEC filings. Any forward-looking statement speaks only as of the date hereof, and the company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

The Middleby Corporation is a global leader in the foodservice industry. The company develops and manufactures a broad line of solutions used in commercial foodservice, food processing, and residential kitchens. Supporting the company’s pursuit of the most sophisticated innovation, the state-of-the-art Middleby Innovation Kitchens showcases and demonstrates the most advanced Middleby solutions. In 2022 Middleby was named a World’s Best Employer by Forbes and is a proud philanthropic partner to organizations addressing food insecurity.

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Amounts in 000’s, Except Per Share Information)
(Unaudited)

	Three Months Ended
	1st Qtr, 2022	1st Qtr, 2021
Net sales	$994,676	$758,058
Cost of sales	664,166	482,184

Gross profit	330,510	275,874

Selling, general and administrative expenses	206,071	154,957
Restructuring expenses	1,875	794
Gain on sale of plant	—	(1,050)
Income from operations	122,564	121,173

Interest expense and deferred financing amortization, net	17,654	16,067
Net periodic pension benefit (other than service costs & curtailment)	(11,516)	(11,373)
Other expense (income), net	4,061	(1,691)

Earnings before income taxes	112,365	118,170

Provision for income taxes	26,610	28,907

Net earnings	$85,755	$89,263

Net earnings per share:

Basic	$1.57	$1.62

Diluted	$1.52	$1.59

Weighted average number of shares

Basic	54,669	55,213

Diluted	56,363	55,966

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in 000’s)
(Unaudited)

	Apr 2, 2022	Jan 1, 2022
ASSETS

Cash and cash equivalents	$146,676	$180,362
Accounts receivable, net	629,855	577,142
Inventories, net	924,763	837,418
Prepaid expenses and other	108,721	92,269
Prepaid taxes	13,805	19,894
Total current assets	1,823,820	1,707,085

Property, plant and equipment, net	382,574	380,980
Goodwill	2,236,441	2,243,469
Other intangibles, net	1,835,157	1,875,377
Long-term deferred tax assets	30,621	33,194
Other assets	165,552	143,493

Total assets	$6,474,165	$6,383,598

LIABILITIES AND STOCKHOLDERS' EQUITY

Current maturities of long-term debt	$27,693	$27,293
Accounts payable	305,344	304,740
Accrued expenses	585,364	582,855
Total current liabilities	918,401	914,888

Long-term debt	2,570,132	2,387,001
Long-term deferred tax liability	200,500	186,935
Accrued pension benefits	202,945	219,680
Other non-current liabilities	154,220	180,818

Stockholders' equity	2,427,967	2,494,276

Total liabilities and stockholders' equity	$6,474,165	$6,383,598

THE MIDDLEBY CORPORATION
NON-GAAP SEGMENT INFORMATION (UNAUDITED)
(Amounts in 000’s, Except Percentages)

	Commercial Foodservice	Residential Kitchen	Food Processing	Total Company (1)
Three Months Ended April 2, 2022
Net sales	$543,653	$331,080	$119,943	$994,676
Segment Operating Income	$109,718	$24,946	$20,112	$122,564
Operating Income % of net sales	20.2%	7.5%	16.8%	12.3%

Depreciation	5,872	3,985	1,325	11,372
Amortization	13,649	18,129	1,787	33,565
Restructuring expenses	1,451	387	37	1,875
Acquisition related inventory step-up charge	20	14,230	—	14,250
Stock compensation	—	—	—	13,723
Segment adjusted EBITDA	$130,710	$61,677	$23,261	$197,349
Adjusted EBITDA % of net sales	24.0%	18.6%	19.4%	19.8%

Three Months Ended April 3, 2021
Net sales	$481,155	$164,409	$112,494	$758,058
Segment Operating Income	$96,316	$29,856	$19,662	$121,173
Operating Income % of net sales	20.0%	18.2%	17.5%	16.0%

Depreciation	5,793	2,774	1,315	10,137
Amortization	15,204	1,772	1,843	18,819
Restructuring expenses	423	208	163	794
Facility consolidation related expenses	993	—	—	993
Acquisition related inventory step-up charge	435	—	—	435
Stock compensation	—	—	—	7,609
Gain on sale of plant	(1,050)			(1,050)
Acquisition deal costs	—	—	—	2,340
Segment adjusted EBITDA	$118,114	$34,610	$22,983	$161,250
Adjusted EBITDA % of net sales	24.5%	21.1%	20.4%	21.3%

(1) Includes corporate and other general company expenses, which impact Segment Adjusted EBITDA, and amounted to $18.3 million and $14.5 million for the three months ended April 2, 2022 and April 3, 2021, respectively.

THE MIDDLEBY CORPORATION
NON-GAAP INFORMATION (UNAUDITED)
(Amounts in 000’s, Except Percentages)

	Three Months Ended
	1st Qtr, 2022		1st Qtr, 2021
	$	Diluted per share	$	Diluted per share
Net earnings	$85,755	$1.52	$89,263	$1.59
Amortization (1)	35,370	0.63	20,295	0.36
Restructuring expenses	1,875	0.03	794	0.01
Acquisition related inventory step-up charge	14,250	0.25	435	0.01
Acquisition deal costs	—	—	2,340	0.04
Facility consolidation related expenses	—	—	993	0.02
Net periodic pension benefit (other than service costs & curtailment)	(11,516)	(0.20)	(11,373)	(0.20)
Gain on sale of plant	—	—	(1,050)	(0.02)
Income tax effect of pre-tax adjustments	(9,475)	(0.17)	(3,046)	(0.05)
Adjustment for shares excluded due to anti-dilution effect on GAAP net earnings (2)	—	0.07	—	0.03
Adjusted net earnings	$116,259	$2.13	$98,651	$1.79

Diluted weighted average number of shares	56,363		55,966
Adjustment for shares excluded due to anti-dilution effect on GAAP net earnings (2)	(1,688)		(744)
Adjusted diluted weighted average number of shares	54,675		55,222
(1) Includes amortization of deferred financing costs and convertible notes issuance costs.

(2) Adjusted diluted weighted average number of shares was calculated based on excluding the dilutive effect of shares to be issued upon conversion of the notes to satisfy the amount in excess of the principal since the company's capped call offsets the dilutive impact of the shares underlying the convertible notes. The calculation of adjusted diluted earnings per share excludes the principal portion of the convertible notes as this will always be settled in cash

	Three Months Ended
	1st Qtr, 2022	1st Qtr, 2021
Net Cash Flows (Used In) Provided By:
Operating activities	$(15,344)	$59,695
Investing activities	(24,126)	(7,038)
Financing activities	8,721	(8,285)

Free Cash Flow
Cash flow from operating activities	$(15,344)	$59,695
Less: Capital expenditures, net of sale proceeds	(14,497)	(5,371)
Free cash flow	$(29,841)	$54,324

NON-GAAP FINANCIAL MEASURES

The company supplements its consolidated financial statements presented on a GAAP basis with this non-GAAP financial information to provide investors with greater insight, increase transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making. The non-GAAP financial measures disclosed by the company should not be considered a substitute for, or superior to, financial measures prepared in accordance with GAAP, and the financial results prepared in accordance with GAAP and reconciliations from these results should be carefully evaluated. In addition, the non-GAAP financial measures included in this press release do not have standard meanings and may vary from similarly titled non-GAAP financial measures used by other companies.

The company believes that organic net sales growth, non-GAAP adjusted segment EBITDA, adjusted net earnings and adjusted diluted per share measures are useful as supplements to its GAAP results of operations to evaluate certain aspects of its operations and financial performance, and its management team primarily focuses on non-GAAP items in evaluating performance for business planning purposes. The company also believes that these measures assist it with comparing its performance between various reporting periods on a consistent basis, as these measures remove from operating results the impact of items that, in its opinion, do not reflect its core operating performance including, for example, intangibles amortization expense, impairment charges, restructuring expenses, and other charges which management considers to be outside core operating results.

The company believes that free cash flow is an important measure of operating performance because it provides management and investors a measure of cash generated from operations that is available for mandatory payment obligations and investment opportunities, such as funding acquisitions, repaying debt and repurchasing our common stock.

The company believes that its presentation of these non-GAAP financial measures is useful because it provides investors and securities analysts with the same information that Middleby uses internally for purposes of assessing its core operating performance.

Contacts

Darcy Bretz, Investor and Public Relations, (847) 429-7756
Bryan Mittelman, Chief Financial Officer, (847) 429-7715